UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

June 24, 2010

ASPEN EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO  80224-2426
Address of principal executive offices

303-639-9860
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2010 Aspen Exploration Corporation (“Aspen”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with Dillco Fluid Services, Inc. (“Dillco”).  Dillco and  its subsidiaries provide services to the onshore oil and gas industry including hot oiling, acidizing, frac heating, freshwater and saltwater hauling, frac tank rental, well site construction and other general oil field services.  Dillco’s operations are currently primarily within oil and gas producing regions in Kansas, Oklahoma, Utah, Colorado, and Pennsylvania. Aspen Newco, Inc. will also be a party to the Agreement, upon formation will be a wholly owned subsidiary of Aspen, and will be formed solely to effect the transaction contemplated by the Agreement.

The Agreement provides that Dillco will merge with and into Newco and be the surviving entity in that transaction.  Upon the closing of the transaction described in the Agreement Dillco will be a wholly owned subsidiary of Aspen.  To effect the transaction Aspen will acquire all of the outstanding shares of Dillco by the issuance of 14,519,244 shares of Aspen common stock.  As a result, the holders of Aspen common stock prior to the merger will own approximately one third of the combined company and the Dillco shareholders will own approximately two thirds of the combined company.

After completing the sale of its California natural gas assets and properties on June 30, 2009 Aspen has been exploring various business opportunities and transactions with third parties.  To date, Aspen had discussions with various third parties regarding potential transactions and/or business combinations.  Starting in the fall of 2009 Aspen began seriously exploring a potential business combination with Dillco and its affiliates.  Since that time Aspen has engaged in a significant amount of due diligence regarding Dillco and its subsidiary entities and engaged in extensive negotiations and discussions with Dillco regarding the terms of the transaction and the structure of the combined entity.  Further, Dillco has taken numerous actions in anticipation of the transaction including various internal restructuring measures and refinancing certain of its financial obligations.

In the Agreement Aspen and Dillco made a number of representations and warranties to each other, including regarding their subsidiaries, financial and corporate records, and historical operations.  Further, Aspen agreed to indemnify Dillco and its affiliates and related entities against certain losses that results from any breach of Aspen’s representations, warranties, covenants or agreement.   Similarly, Dillco and two of its affiliates in their personal capacities, agreed to indemnify Aspen against certain losses that results from any breach of Aspen’s representations, warranties, covenants or agreement.  All parties’ potential indemnification obligation extends from the closing date until eighteen months after completion of the merger (if completed, of which there can be no assurance) and are subject to certain conditions.  Of note, these indemnification obligations do not apply until either Aspen or Dillco has suffered losses on a cumulative basis that exceed $100,000 and the indemnification obligations are then capped at $3,000,000.  The indemnification obligation of the Dillco affiliates cannot exceed that portion of the Aspen loss that is greater than each Dillco affiliate’s respective ownership percentage in Dillco prior to the closing of the merger transaction.

The Agreement provides that the Aspen shares to be issued to effect the merger will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “1933 Act”).  As such, those shares will be restricted securities and subject to the standard restrictions against transfer imposed under the 1933 Act as well as the restrictions imposed against former shell companies.  Unless and until the Agreement is terminated, both Aspen and Dillco agreed to cease any activities intended to solicit offers or expressions of interest intended to result in a strategic transaction.  It is expected that immediately prior to closing the transaction and after Aspen’s compliance with SEC Rule 14f-1, two members of Aspen’s Board of Directors will resign from their positions and concurrent with the closing two new directors will be added to the Board of Directors.

Although Aspen does not expect to seek stockholder approval of the transaction one of the conditions precedent to completing the transaction is that Aspen’s Board of Directors will have received advice or a fairness opinion from an investment banker or financial advisor that the consideration to be paid by Aspen to effect the transaction is fair to Aspen’s stockholders from a financial point of view.

The Agreement provides that it may be terminated under circumstances, including by Aspen if Dillco’s shareholders do not approve the transaction by July 31, 2010, by either party if the transaction contemplated by the Agreement is not completed by August 31, 2010, or if certain condition precedents are not satisfied or waived by August 31, 2010.

The Agreement sets forth a number of conditions precedent for the completion of the transaction, and contains other standard provisions for transactions of this nature.  There can be no assurance that Aspen or Dillco will be able to meet the conditions precedent to the transaction contemplated by the Agreement. The parties expect to complete the transaction by July 31, 2010.

Additional information about Dillco will be publicly disclosed when and if the transaction described in the Agreement is ultimately completed.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

2.1           Agreement and Plan of Merger and Reorganization dated June 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of June 2010.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer